Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

November 17, 2010

MetroPCS Wireless, Inc.

2250 Lakeside Blvd.

Richardson, Texas 75082

Ladies and Gentlemen:

In connection with the issuance by MetroPCS Wireless, Inc., a Delaware corporation (the “Company”), of $1,000,000,000 aggregate principal amount of the Company’s 6 5/8% Senior Notes due 2020 (the “Notes”), and the issuance by the guarantors named in Schedule I hereto (the “Guarantors”) of guarantees of the Notes (the “Guarantees” and, together with the Notes, the “Securities”), pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333-169237) (the “Registration Statement”), which was filed by the Company, MetroPCS Communications, Inc., a Delaware corporation (“Communications”), and the other co-registrants named therein, with the Securities and Exchange Commission (the “Commission”) on September 7, 2010, under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus included in the Registration Statement, as supplemented by a preliminary prospectus supplement and final prospectus supplement, in each case, dated November 5, 2010, and filed pursuant to Rule 424(b)(3) and Rule 424(b)(5) of the Securities Act, respectively (as so supplemented, the “Prospectus”), we are passing upon certain legal matters in connection with such Notes. The Notes and the Guarantees are referred to collectively herein as the “Securities.” At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to Communications’ Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Securities are to be issued pursuant to an Indenture, dated as of September 21, 2010 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of November 17, 2010, among the Company, the Guarantors and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In our capacity as counsel to the Company, Communications and the Guarantors in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (a) the Certificate of Incorporation, as amended to date, and the Second Amended and Restated Bylaws of the Company; (b) the certificates of incorporation or formation, bylaws or limited liability company agreements, as applicable, of each of the Guarantors; (c) the Underwriting Agreement (the “Underwriting Agreement”), dated as of November 5, 2010, among the Company, the Guarantors and the several Underwriters listed on Schedule 1 thereto (the “Underwriters”), relating to the issuance and sale of the Securities; (d) the Registration Statement and the Prospectus; (e) the Base Indenture and the Second Supplemental Indenture; (f) the corporate or limited liability company records of the Company and the Guarantors, including minute books of the Company and the Guarantors, as furnished to us by the Company and the Guarantors; (g) certificates of public officials and of representatives of the Company and the Guarantors; (h) statutes; and (i) other instruments and documents, all as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied, without independent verification, upon certificates and representations of officers of the Company and the Guarantors, and of public officials with respect to the accuracy of the factual matters contained in such certificates. In giving the opinions set forth below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Securities will be issued and sold in compliance with applicable federal state and securities laws and in the manner set forth in the Prospectus and the Underwriting Agreement.

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On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (a) the Second Supplemental Indenture has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed and issued by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and duly paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, (i) the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”) and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as that enforcement is subject to the Enforceability Exceptions.

We express no opinion as to the enforceability of any provision in the Indenture, to the extent relating to: (i) any failure to comply with requirements concerning notices, relating to delay or omission to enforce rights or remedies or purporting to waive or affect rights, claims, defenses or other benefits to the extent that any of the same cannot be waived or so affected under applicable law or (ii) indemnities or exculpation from liability to the extent prohibited by federal or state laws and the public policies underlying those laws or that might require indemnification for, or exculpation from liability on account of, negligence, willful misconduct, unlawful acts, fraud or illegality of an indemnified or exculpated party.

We limit the opinions we express above in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, each as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by the law of any other jurisdiction.

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We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

WDH/mpb

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SCHEDULE I

Guarantors

MetroPCS Communications, Inc.

MetroPCS, Inc.

MetroPCS AWS, LLC

MetroPCS California, LLC

MetroPCS Florida, LLC

MetroPCS Georgia, LLC

MetroPCS Michigan, Inc.

MetroPCS Massachusetts, LLC

MetroPCS Nevada, LLC

MetroPCS New York, LLC

MetroPCS Pennsylvania, LLC

MetroPCS Texas, LLC

MetroPCS 700 MHz, LLC